Exhibit 5.1

ROSENFELD ROBERSON JOHNS & DURRANT
OF COUNSEL MICHAEL C. “NICK” NIARCHOS	ATTORNEYS AT LAW 6725 VIA AUSTI PARKWAY SUITE 200 LAS VEGAS, NEVADA 89119 http://www.lawrosen.com	(702) 386-8637 Fax (702) 385-3025

July 12, 2006

Via Fed-Ex Delivery

Think Partnership Inc.
28050 US 19 North, Suite 509
Clearwater, FL 33761

Re:                               Think Partnership Inc.
Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Think Partnership Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form SB-2 dated July 12, 2006 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus contained therein (the “Prospectus”) with respect to the proposed sale by the selling shareholders named therein (the “Selling Shareholders”) of up to Twenty-Three Million Six Hundred Twenty-Five Thousand Three Hundred One (23,625,301) shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”). The Shares consist of an aggregate of Eighteen Million Three Hundred Sixteen Thousand Two Hundred Fifty-Two (18,316,252) shares of the Company’s Common Stock currently outstanding and beneficially owned by the Selling Shareholders (the “Issued Shares”) and Five Million Three Hundred Nine Thousand Forty-Nine (5,309,049) shares issuable upon the exercise of outstanding warrants (the “Warrants”) held by certain of the Selling Shareholders (the “Unissued Shares”). In connection with the registration of the Shares, you have requested our opinion with respect to the matters set forth below.

For purposes of this opinion, we have reviewed the Registration Statement. In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of: (i) the Company’s Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; (iv) the Officer’s Certificate dated as of July 12, 2006, executed by Scott P. Mitchell in the form attached hereto as Exhibit “A”, including the exhibits attached thereto (collectively, the “Officer’s Certificate”); and (v) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents submitted to us as copies. We have assumed the Registration Statement is the only material document governing this transaction and that the representations and warranties made by the Company in the Officer’s Certificate are true and accurate and complete as of the date thereof.

On the basis of, and in reliance upon, the foregoing, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

1.                                       The Issued Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

2.                                       The Unissued Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following additional qualifications and limitations:

(A)          Our opinions are limited to the laws of the State of Nevada and the federal securities laws of the United States of America, as currently in effect. We do not purport to be experts on the laws of any other jurisdiction nor do we express an opinion as to laws other than the laws of the State of Nevada and the federal securities laws of the United States, in each case in effect on the date hereof as they presently apply.

(B)           With respect to all factual matters in the opinions above, we have relied, and you have agreed that we may rely, solely on the Officer’s Certificate.

(C)           We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the transactions contemplated by the Registration Statement, but we have relied solely upon representations and warranties as to factual matters made by the Company.

(D)          The opinions are rendered based on our interpretation of existing law and is not intended to speak with reference to standards hereinafter adopted or evolved in subsequent judicial decisions by courts. Additionally, we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

(E)           The opinions expressed herein are limited solely to those matters set forth above, and we specifically do not render any opinions pertaining to any matter not expressly stated herein.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

This opinion is rendered solely in connection with the Registration Statement as described above. This opinion may not be relied upon for any other purpose without our prior express written consent.

Sincerely,

ROSENFELD ROBERSON JOHNS & DURRANT

/s/ Efrem A. Rosenfeld
Efrem A. Rosenfeld, Esq.

Enclosure